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 FORM 3
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


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
                                                                                                    |------------------------------|
                                                                                                    |         OMB APPROVAL         |
                                                                                                    |------------------------------|
                                                                                                    | OMB Number:       3235-0104  |
                                                                                                    | Expires:  September 30, 1998 |
                                                                                                    | Estimated average burden     |
                                                                                                    | hours per response...... 0.5 |
                                                                                                    |------------------------------|

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|1. Name and Address of Reporting Person(1)|2. Date of Event Requiring |4. Issuer Name and Ticker or Trading Symbol                |
|                                          |   Statement               |                                                           |
|    McCoy,       Robert       L.          |   (Month/Day/Year)        |                                                           |
|------------------------------------------|                           |   Krispy Kreme Doughnuts, Inc. (KREM)                     |
|    (Last)     (First)     (Middle)       |     04/04/00              |-----------------------------------------------------------|
|                                          |                           |5. Relationship of Reporting     | 6. If Amendment, Date   |
|   4810 Culbreath Isle Road               |---------------------------|   Person to Issuer              |    of Original          |
|------------------------------------------|3. IRS Identification      |   (Check all applicable)        |    (Month/Day/Year)     |
|               (Street)                   |   Number of Reporting     |                                 |                         |
|                                          |   Person, if an Entity    |[X] Director   [ ] 10% Owner     |                         |
|                                          |   (Voluntary)             |                                 |                         |
|                                          |                           |[ ] Officer    [ ] Other (specify|                         |
|                                          |                           |    (give                below)  |-------------------------|
|                                          |                           |    title below)                 | 7. Individual or Joint/ |
|     Tampa,          FL          33629    |                           |                                 |    Group Filing (Check  |
|--------------------------------------------------------------------------------------------------------|    applicable line)     |
|        (City)      (State)      (Zip)                                                                  |                         |
|                                                                                                        |    [X] Form Filed by    |
|                                                                                                        |        One Reporting    |
|                                                                                                        |        Person           |
|                                                                                                        |    [ ] Form Filed by    |
|                                                                                                        |        More than One    |
|                                                                                                        |        Reporting Person |
|----------------------------------------------------------------------------------------------------------------------------------|
|                                    TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED                                       |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security                    |    2. Amount of Securities   |     3. Ownership Form:    |    4. Nature of Indirect     |
|   (Instr. 4)                           |       Beneficially Owned     |        Direct (D) or      |       Beneficial             |
|                                        |       (Instr. 4)             |        Indirect (I)       |       Ownership (Instr. 5)   |
|                                        |                              |        (Instr. 5)         |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|    Common Stock                        |         42,880               |            D              |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |         15,000               |            I              |           F1                 |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |         20,000               |            I              |           F2                 |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |         10,000               |            I              |           F3                 |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |          9,200               |            I              |           F4                 |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |          9,300               |            I              |           F5                 |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |          9,000               |            I              |           F6                 |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |          9,000               |            I              |           F7                 |
|----------------------------------------|-----------------------------------------------------------------------------------------|
|                                        |          9,000               |            I              |           F8                 |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |          9,000               |            I              |           F9                 |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |        550,000               |            I              |           F10                |
|-----------------------------------------------------------------------------------------------------------------------------------


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(1) If the form is filed by more than one Reporting Person, see Instruction
    5(b)(v). Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                            (Print or Type Responses)
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

FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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| 1. Title of Derivative Security |2. Date             |3. Title and Amount of    |4. Conver-  | 5. Owner-   |6. Nature of Indirect|
|    (Instr. 4)                   |   Exercisable and  |   Securities Underlying  |   sion or  |    ship     |   Beneficial Owner- |
|                                 |   Expiration Date  |   Derivative Securities  |   Exercise |    Form of  |   ship (Instr. 5)   |
|                                 |   (Month/Day/Year )|   (Instr. 4)             |   Price of |    Deriva-  |                     |
|                                 |                    |                          |   Deriva-  |    tive     |                     |
|                                 |                    |                          |   tive     |    Security:|                     |
|                                 |                    |                          |   Security |    Direct   |                     |
|                                 |--------------------|--------------------------|            |    (D) or   |                     |
|                                 |  Date    | Expira- |              | Amount or |            |    Indirect |                     |
|                                 |  Exercis-| tion    |    Title     | Number of |            |    (I)      |                     |
|                                 |  able    | Date    |              |  Shares   |            |    (Instr.  |                     |
|                                 |          |         |              |           |            |    5)       |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
| Stock Option (right to buy)     | 08/07/99 |08/07/08 | Common Stock | 13,000    |   $5.18    |      D      |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
| Stock Option (right to buy)     | 08/07/00 |08/07/08 | Common Stock | 13,000    |   $5.18    |      D      |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
| Stock Option (right to buy)     | 08/07/01 |08/07/08 | Common Stock | 13,000    |   $5.18    |      D      |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
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Explanation of Responses:
F1:  Held By Spouse
F2:  Held by the Patricia B. McCoy Revocable Trust, a trust of which Mr. McCoy's Spouse is the sole trustee.
F3:  Held by the Robert L. McCoy Revocable Trust, a trust of which Mr. McCoy is the sole trustee.
F4:  Held by the William Robert McCoy Trust established under the Florida Uniform Trust for Minors Act, a trust of which Mr. McCoy is the sole custodian.
F5:  Held by the Julie Ann McCoy Trust established under the Florida Uniform Trust for Minors Act, a trust of which Mr. McCoy is the sole custodian.
F6:  Held by the Robert Bailey McCoy Trust established under the Florida Uniform Trust for Minors Act, a trust of which Mr. McCoy is the sole custodian.
F7:  Held by the Sarah Elizabeth McCoy Trust established under the Florida Uniform Trust for Minors Act, a trust of which Mr. McCoy is the sole custodian.
F8:  Held by the Lisa Michelle McCoy Trust established under the Florida Uniform Trust for Minors Act, a trust of which Mr. McCoy is the sole custodian.
F9:  Held by the Michael Phillip McCoy Trust established under the Florida Uniform Trust for Minors Act, a trust of which Mr. McCoy is the sole custodian.
F10: Held by the B.L. McCoy Trust, a trust of which Mr. McCoy is a co-trustee.

-------------------------                                                             /s/ ROBERT L. McCOY                   4/4/00
(1) Intentional misstatements or omissions of facts constitute Federal Criminal       ---------------------------------   ----------
    Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                            Signature of Reporting Person (1)   Date

Note. File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


                                                     (Print or Type Responses)                                             Page 2
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